UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest reported): June 21, 2010

Turbine Truck Engines, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

917 Biscayne Blvd, Suite 6, Deland, Florida 32724

(Address of principal executive offices)

386-943-8358

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The Company (“TTE”) entered into an Exclusive Agency Agreement (the “Agreement”) dated June 18, 2010 with Falcon Power Co., Ltd., a Taiwan limited by share company (“Falcon”).

Falcon is the manufacturer and supplier of Hydrogen Energy Production Systems (the “Products”). The Agreement grants TTE the exclusive right to resell Falcons’ Products in the Territory defined as the State of New York, State of Florida, State of Oklahoma and State of Colorado. TTE may not assign its rights under the Agreement, nor sell the Products to anyone outside the Territory, without Falcon’s prior written consent, nor may TTE sell the Products to anyone that TTE knows or should have reason to know, would resell the Products. TTE has agreed to indemnify Falcon for any costs, damages or loss of profit from a breach of this provision.

Falcon shall provide the Product, plan, installation, technical support, product maintenance, necessary sales and technical training and shall assist in media promotion of the Product. Falcon shall provide a policy of Product pricing, profit sharing and distribution of Product, which TTE will follow. TTE shall provide the Distributors and establish the training system and support for the Distributors. Each Distributor shall sign a distribution agreement directly with Falcon. TTE shall organize media promotional events, inform Falcon of competition within the Territory and shall send a sales report to Falcon monthly. All promotional material will be submitted and approved by Falcon prior to its use.

The term of the Agreement shall commence as of June 18, 2010 and continue in force for five (5) years, terminating June 17, 2015. Falcon may also terminate the Agreement in the event that targeted distribution numbers are not hit by TTE, which are set at:

1st year – 5 Distributors and/or 40 sets of On-Site Hydrogen Energy Production Systems size 500 Nm3/hr; and

Each year from the 2nd – 5th year, TTE must have at least 15 Distributors and/or 70 sets of On-Site Hydrogen Energy Production Systems size 500 Nm3/hr.

Agency Fee:

TTE shall pay an Agency Fee to Falcon of One Million US ($1,000,000), payable (a) $100,000 due within three (3) days of the date of Agreement; and (b) $900,000 due within three (3) months of the date of the Agreement. Distributors will pay Falcon directly and upon receipt by Falcon of $1,000,000 by a Distributor, that $1,000,000 will be paid to TTE and all subsequent payments received by Falcon from that Distributor will be split between TTE and the Distributor equally. Falcon will calculate the payments on a monthly basis. The Agency Fee is non-refundable in the event the Agreement is terminated.

Profit Sharing:

Falcon will do site visits at specific client sites prior to providing detailed specifications for that customer and will then execute a rental agreement with that customer. Upon collection of rents from a customer, Falcon will share the profit generated by the rents with TTE.

TTE agrees to a non-compete clause for two (2) years after termination of the Agreement, wherein TTE will not act against the purpose of the Agreement, nor take specific prohibited actions.

The Agreement may be terminated by either party in the event of Force Majeure, or by one party if the other, among other things, becomes bankrupt, insolvent, dissolves or otherwise discontinues its business operations. In the event of a dispute between the parties, if it remains unresolved after sixty (60) business days, each party shall have the right to demand arbitration with the Arbitration Committee in Hong Kong, following the procedure and laws of Hong Kong, each party bearing its own costs and  1/2 the arbitration fee. The losing party shall bear the fees of the arbitration and other charges.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description

10.1	Exclusive Agency Agreement, dated June 18, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: June 21, 2010	/MICHAEL H. ROUSE/
Michael H. Rouse, CEO

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